Exhibit 99.1

General Steel Reports Fourth Quarter and Full-Year 2014 Financial Results

Fourth Quarter Sales Volume Increased 17.1% Year-Over-Year

Fourth Quarter Net Income Totaled $9.4 million, or $0.16 Per Diluted Share

Fourth Quarter Operating Cash Flow Was $95.2 Million

BEIJING – March 31, 2015 – General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), a leading non-state-controlled steel producer in China, today announced its financial results for the fourth quarter and full-year ended December 31, 2014.

Henry Yu, Chairman and Chief Executive Officer of General Steel commented, “During the fourth quarter of 2014, particularly in December, China’s steel mills accelerated production after the required shut-down during the APEC summit, which caused rapid deterioration in the average selling prices of steel products. We believe the near-term challenges for the steel sector will likely linger, and as such, we are strategically accelerating our business transformation.”

“The formation of our RFID joint venture in February 2015, and the joint venture for new petroleum storage facility under-preparation in Maoming City are excellent initial steps in our transformation into the Internet-of-Things and Logistics sectors. We are encouraged by our progress to date, and we anticipate these new joint ventures will drive strong synergies and efficiency enhancements for the whole organization.”

John Chen, Chief Financial Officer of General Steel, commented, “Despite the persistently tough steel industry fundamentals, we continued to receive support from our SOE partners and local governments with favorable payment and credit terms that helped us to generate $95.2 million in operating cash flow during the fourth quarter. As we transform our organization, we will proactively review our strategy and asset portfolio and seek to restructure low-efficient, non-core assets, as well as idle land resources to unlock hidden fair value. We aim to transform into a leaner and fitter organization with better profitability, and based on the rapid progress of our recently-formed joint ventures, we believe we are well on our way.”

Fourth Quarter 2014 Financial Information

•	Sales volume increased by 17.1% year-over-year to approximately 1.35 million metric tons, compared with 1.15 million metric tons in the fourth quarter of 2013.
•	Sales totaled $544.4 million, compared with $548.7 million in the fourth quarter of 2013.
•	Gross loss was $(34.3) million, or (6.3%) of total sales, compared with $(32.7) million, or (6.0%) of total sales in the fourth quarter of 2013.
•	Income from operations totaled $22.7 million, compared with $21.7 million in the fourth quarter of 2013.
•	Net income attributable to the Company was $9.4 million, or $0.16 per diluted share, compared with a net loss of $102,000, or $(0.002) per share in the fourth quarter of 2013.
•	As of December 31, 2014, the Company had cash and restricted cash of $367.3 million.

General Steel Holdings, Inc.

Full Year 2014 Financial Information

•	Sales volume increased by 6.3% year-over-year to approximately 5.42 million metric tons, compared with 5.10 million metric tons in 2013.
•	Sales were $2.3 billion, compared with $2.5 billion in 2013.
•	Gross loss narrowed to $(19.2) million, or (0.8%) of total sales, compared with a gross loss of $(55.9) million, or (2.3%) of total sales in 2013.
•	Loss from operations was $(6.7) million, compared with income from operations of $34.4 million in 2013.
•	Net loss attributable to the Company was $(48.7) million, or $(0.86) per diluted share, compared with $(33.0) million, or $(0.60) per diluted share in 2013.

Fourth Quarter 2014 Financial and Operating Results

Total Sales

Total sales for the fourth quarter of 2014 decreased slightly by 0.8% year-over-year to $544.4 million, compared with $548.7 million in the fourth quarter of 2013. The year-over-year sales decrease was primarily due to a decrease in in average selling price of rebar, partially offset by increased total sales volume.

•	Total sales volume in the fourth quarter of 2014 was 1.35 million metric tons, an increase of 17.1% compared with 1.15 million metric tons in the fourth quarter of 2013.
•	The average selling price of rebar at Longmen Joint Venture in the fourth quarter of 2014 decreased to approximately $403.5 per metric ton, down by 14.9% from $474.3 per metric ton in the fourth quarter of 2013.

Gross Loss

Gross loss for the fourth quarter of 2014 was $(34.3) million, or (6.3)% of total sales, as compared with gross loss of $(32.7) million, or (6.0)% of total sales in the fourth quarter of 2013. The decrease in gross margin was mainly due to a steeper decrease in average selling price of rebar, compared with the decrease in unit cost of manufactured rebar, as well as higher allowance for inventory during the fourth quarter of 2014.

Operating Expenses and Income from Operations

Selling, general and administrative expenses for the fourth quarter of 2014 were $22.2 million, a decrease of 10.3% from $24.8 million in the fourth quarter of 2013. Driven by effective headcount expense control, general and administrative expenses decreased to $12.8 million in the fourth quarter of 2014, compared with $15.3 million in the fourth quarter of 2013. Selling expenses were $9.4 million in the fourth quarter of 2014, compared with from $9.5 million in the same period of 2013.

Other operating income from a change in the fair value of profit sharing liability during the fourth quarter of 2014 was $79.3 million, compared with $79.1 million recognized in the same period of last year.

Correspondingly, income from operations for the fourth quarter of 2014 increased slightly to $22.7 million, compared with $21,7 million for the fourth quarter of 2013.

General Steel Holdings, Inc.

Finance Expense

Finance and interest expense in the fourth quarter of 2014 was $21.9 million, of which, $5.3 million was the non-cash interest expense on capital lease, as compared with $5.5 million in the same period of 2013, and $16.6 million was the interest expense on bank loans and discounted note receivables, as compared with $17.5 million in the same period of 2013.

Net Income/Loss and Net Income/Loss per Share

Net income attributable to General Steel for the fourth quarter of 2014 was $9.4 million, or $0.16 per diluted share, based on 59.8 million weighted average shares outstanding. This compares to a net loss attributable to General Steel of $(102,000), or $(0.002) per share, based on 55.6 million weighted average shares outstanding in the fourth quarter of 2013. The increase in shares count of weighted average shares outstanding was primarily due to the issuance of 5 million Common Stock pursuant to the $7.5 million Private Placement the Company closed in October 2014.

Full Year 2014 Financial and Operating Results

Total Sales

Total sales for the year 2014 decreased by 7.1% year-over-year to $2.3 billion, compared with $2.5 billion in 2013. The year-over-year sales decrease was primarily due to a decrease in in average selling price of rebar, partially offset by increased total sales volume.

•	Total sales volume in year 2014 was 5.42 million metric tons, an increase of 6.3% compared with 5.10 million metric tons in 2013.
•	The average selling price of rebar at Longmen Joint Venture in 2014 decreased to approximately $422.2 per metric ton, down by 14.0% from $490.7 per metric ton in 2013.

Gross Loss

Gross loss for the year 2014 was $(19.2) million, or (0.8)% of total sales, as compared with a gross loss of $(55.9) million, or (2.3%) of total sales in 2013. The improvement in annual gross margin was mainly attributable to steeper decrease in unit costs of rebar manufactured than the average selling price of rebar.

Operating Expenses and Loss/Income from Operations

Selling, general and administrative expenses for the year 2014 were $78.6 million, a decreased of 6.7% from $84.2 million in 2013. General and administrative expenses decreased to $44.5 million, compared with $50.1 million in the same period of 2013. Selling expenses totaled $34.1 million, unchanged from the same period of 2013.

Other operating income from a change in the fair value of profit sharing liability in 2014 was $91.0 million, compared with $174.6 million in the same period of last year.

General Steel Holdings, Inc.

Correspondingly, loss from operations for the year 2014 was $(6.7) million, compared with income from operations of $34.4 million in 2013.

Finance Expense

Finance and interest expense for the year 2014 was $96.7 million, of which, $21.3 million was the non-cash interest expense on capital lease, as compared with $20.8 million in the same period of 2013, and $75.4 million was the interest expense on bank loans and discounted note receivables, as compared with $71.1 million in 2013.

Net Loss and Net Loss per Share

Net loss attributable to General Steel for the year 2014 was $(48.7) million, or $(0.86) per diluted share, based on 56.8 million weighted average shares outstanding. This compares to a net loss attributable to General Steel of $(33.0) million, or $(0.60) per diluted share, based on 55.1 million weighted average shares outstanding in 2013.

Balance Sheet

As of December 31, 2014, the Company had cash and restricted cash of approximately $367.3 million, compared to $431.3 million as of December 31, 2013. The Company had an inventory balance of $156.3 million as of December 31, 2014, compared to $212.9 million as of December 31, 2013.

Conference Call and Webcast:

General Steel will hold a corresponding conference call and live webcast at 8:00 a.m. EDT on Tuesday, March 31, 2015 (which corresponds to 8:00 p.m. Beijing/Hong Kong Time on Tuesday, March 31, 2015) to discuss the results and answer questions from investors. Listeners may access the call by dialing:

US Toll Free:	1-888-346-8982
International Toll:	1-412-902-4272
China Toll Free:	400-120-1203
Hong Kong Toll Free:	800-905-945
Conference ID:	General Steel Holdings

The call will also be available as a live, listen-only Webcast under the "Events and Presentations" page on the "Investor Relations" section of the Company's Website at http://www.corpasia.net/us/GSI/irwebsite/index.php?mod=event. Following the live Webcast, an online archive of the Webcast will be available for 90 days.

A replay of the conference call may be accessed through April 4, 2015 by dialing:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Access Code:	10062338

General Steel Holdings, Inc.

About General Steel Holdings, Inc.

General Steel Holdings, Inc. is a leading non-state-owned steel maker headquartered in Beijing, China. With seven million metric tons of crude steel production capacity under management and operations in Tianjin municipality and China’s Shaanxi and Guangdong provinces, the Company produces a variety of steel products including rebar and high-speed wire.

In addition to its steel business, the Company also designs, manufactures, and integrates radio frequency identification (“RFID”) systems. The Company’s RFID technology provides real-time data on supplies, inventory, and goods, thereby greatly enhancing its customers’ administration and planning processes, as well as, asset tracking and supply chain management. For more information, please visit www.gshi-steel.com.

To be added to the General Steel email list to receive Company news, or to request a hard copy of the Company’s Annual Report on Form 10-K, please send your request to investor.relations@ gshi-steel.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, including those disclosed in the Company's most recent Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

General Steel Holdings, Inc.

Joyce Sung

Tel: +1-347-534-1435

Email: joyce.sung@gshi-steel.com

Asia Bridge Capital Limited

Carene Toh

Tel: +1-888-957-3362

Email: generalsteel@asiabridgegroup.com

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:

Cash	$11,641	$31,967
Restricted cash	355,685	399,333
Notes receivable	10,290	60,054
Restricted notes receivable	111,801	395,589
Loan receivable	36,001	-
Loans receivable - related parties	34,713	4,540
Accounts receivable, net	9,321	4,078
Accounts receivable - related parties	8,498	2,942
Other receivables, net	63,746	54,716
Other receivables - related parties	39,670	54,106
Inventories	156,327	212,921
Advances on inventory purchase	73,819	44,897
Advances on inventory purchase - related parties	45,617	83,003
Prepaid expense and other	4,803	1,388
Prepaid taxes	5,789	28,407
Short-term investment	2,688	2,783
TOTAL CURRENT ASSETS	970,409	1,380,724

PLANT AND EQUIPMENT, net	1,543,136	1,271,907

OTHER ASSETS:
Advances on equipment purchase	11,438	6,409
Investment in unconsolidated entities	16,823	16,943
Long-term deferred expense	458	668
Intangible assets, net of accumulated amortization	22,960	23,707
TOTAL OTHER ASSETS	51,679	47,727

TOTAL ASSETS	$2,565,224	$2,700,358

LIABILITIES AND DEFICIENCY
CURRENT LIABILITIES:
Short term notes payable	$661,635	$1,017,830
Accounts payable	612,801	434,979
Accounts payable - related parties	207,783	235,692
Short term loans - bank	257,502	301,917
Short term loans - others	60,717	62,067
Short term loans - related parties	46,380	126,693
Current maturities of long-term loans - related party	-	53,013
Other payables and accrued liabilities	55,488	45,653
Other payable - related parties	87,252	94,079
Customer deposits	92,974	87,860
Customer deposits - related parties	132,616	64,881
Deposit due to sales representatives	17,871	24,343
Deposit due to sales representatives - related parties	2,509	1,997
Taxes payable	5,201	4,628
Deferred lease income, current	2,176	2,187
Capital lease obligations, current	8,508	4,321
TOTAL CURRENT LIABILITIES	2,251,413	2,562,140

NON-CURRENT LIABILITIES:
Long-term loans - related party	339,549	19,644
Deferred lease income, noncurrent	72,713	75,257
Capital lease obligations, noncurrent	393,252	375,019
Profit sharing liability	70,422	162,295
TOTAL NON-CURRENT LIABILITIES	875,936	632,215

TOTAL LIABILITIES	3,127,349	3,194,355

COMMITMENTS AND CONTINGENCIES

DEFICIENCY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 3,092,899 shares issued and outstanding as of December 31, 2014 and December 31, 2013	3	3
Common stock, $0.001 par value, 200,000,000 shares authorized, 64,458,588 and 58,234,688 shares issued, 61,986,282 and 55,762,382 shares outstanding as of December 31, 2014 and December 31, 2013, respectively	64	58
Treasury stock, at cost, 2,472,306 shares as of December 31, 2014 and December 31, 2013	(4,199)	(4,199)
Paid-in-capital	115,494	106,878
Statutory reserves	6,472	6,243
Accumulated deficits	(463,521)	(414,798)
Accumulated other comprehensive income	644	729
TOTAL GENERAL STEEL HOLDINGS, INC. DEFICIENCY	(345,043)	(305,086)

NONCONTROLLING INTERESTS	(217,082)	(188,911)

TOTAL DEFICIENCY	(562,125)	(493,997)

TOTAL LIABILITIES AND DEFICIENCY	$2,565,224	$2,700,358

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	For the Three months ended December 31,		For the Twelve months ended December 31,
	2014	2013	2014	2013
	(UNAUDITED)	(UNAUDITED)
SALES	$423,508	$482,218	$1,900,292	$2,016,548
SALES - RELATED PARTIES	120,858	66,492	389,120	447,199
TOTAL SALES	544,366	548,710	2,289,412	2,463,747

COST OF GOODS SOLD	453,531	511,741	1,913,549	2,062,570
COST OF GOODS SOLD - RELATED PARTIES	125,144	69,669	395,029	457,115
TOTAL COST OF GOODS SOLD	578,675	581,410	2,308,578	2,519,685

GROSS (LOSS) PROFIT	(34,309)	(32,700)	(19,166)	(55,938)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(22,219)	(24,762)	(78,555)	(84,226)
CHANGE IN FAIR VALUE OF PROFIT SHARING LIABILITY	79,260	79,132	91,018	174,569

INCOME (LOSS) FROM OPERATIONS	22,732	21,670	(6,703)	34,405

OTHER INCOME (EXPENSE)
Interest income	11,675	2,557	21,700	11,214
Finance/interest expense	(21,937)	(22,963)	(96,673)	(91,878)
Change in fair value of derivative liabilities -warrants	-	(1)	-	-
Gain (loss) on disposal of equipment and intangible assets	(1,008)	311	(1,125)	424
Government grant	327	4,216	327	4,216
Income from equity investments	40	66	139	203
Foreign currency transaction gain	(543)	946	786	1,394
Lease income	545	545	2,175	2,158
Gain on deconsolidation of a subsidiary	1,795	1,011	1,795	1,011
Payment for public highway construction	-	(6,462)	-	(6,462)
Other non-operating income (expense), net	(536)	(515)	(428)	1,044
Other expense, net	(9,642)	(20,289)	(71,304)	(76,676)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	13,090	1,381	(78,007)	(42,271)

PROVISION FOR INCOME TAXES
Current	64	153	269	354
Deferred	-	-	-	-
Provision for income taxes	64	153	269	354

NET INCOME (LOSS)	13,026	1,228	(78,276)	(42,625)

Less: Net income (loss) attributable to noncontrolling interest	3,676	1,330	(29,553)	(9,609)

NET LOSS ATTRIBUTABLE TO GENERAL STEEL HOLDINGS, INC.	$9,350	$(102)	$(48,723)	$(33,016)

NET INCOME (LOSS)	$13,026	$1,228	$(78,276)	$(42,625)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	81	(2,142)	590	(14,425)

COMPREHENSIVE INCOME (LOSS)	13,107	(914)	(77,686)	(57,050)

Less: Comprehensive income (loss) attributable to noncontrolling interest	3,150	401	(28,652)	(15,107)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO GENERAL STEEL HOLDINGS, INC.	$9,957	$(1,315)	$(49,034)	$(41,943)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic and Diluted	59,796	55,570	56,841	55,126

LOSS PER SHARE
Basic and Diluted	$0.16	$(0.002)	$(0.86)	$(0.60)

General Steel Holdings, Inc.

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Twelve months ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(78,276)	$(42,625)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation, amortization and depletion	96,277	89,048
Change in fair value of derivative liabilities		(1)
Change in fair value of profit sharing liability	(91,018)	(174,569)
(Gain) loss on disposal of equipment and intangible assets	1,125	(424)
Provision for doubtful accounts	10,110	(677)
Reservation of mine maintenance fee	296	327
Stock issued for services and compensation	1,122	1,165
Amortization of deferred financing cost on capital lease	21,252	20,799
Income from equity investments	(139)	(203)
Foreign currency transaction (gain) loss	(786)	(1,394)
Gain on deconsolidation of a subsidiary	(1,795)	(1,011)
Deferred lease income	(2,175)	(2,158)
Changes in operating assets and liabilities
Notes receivable	51,841	25,555
Accounts receivable	(6,037)	1,281
Accounts receivable - related parties	(5,694)	12,161
Other receivables	(13,029)	(1,116)
Other receivables - related parties	8,005	(48,017)
Inventories	50,950	(40,632)
Advances on inventory purchases	(32,293)	25,414
Advances on inventory purchases - related parties	8,332	(145,686)
Prepaid expense and other	(3,418)	(916)
Long-term deferred expense	206	422
Prepaid taxes	22,464	(3,485)
Accounts payable	49,705	23,760
Accounts payable - related parties	(26,227)	113,034
Other payables and accrued liabilities	8,580	(10,508)
Other payables - related parties	(6,370)	8,332
Customer deposits	6,134	(41,069)
Customer deposits - related parties	68,007	41,636
Taxes payable	735	(12,367)
Net cash provided by (used in) operating activities	137,884	(163,924)
CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	41,669	(64,860)
Proceeds from dividends declared	545	-
Loan to unrelated parties	(35,977)	-
Loans to related parties	-	(200)
Repayments from related parties	4,540	1,660
Cash proceeds from (made to) short term investment	81	(81)
Cash proceeds from sales of equipment and intangible assets	36	160
Equipment purchase and intangible assets	(239,633)	(43,355)
Cash proceeds from sale of equity ownership	-	13,619
Effect on cash due to deconsolidation of a subsidiary	(267)	(12,735)
Net cash used in investing activities	(229,006)	(105,792)

CASH FLOWS FINANCING ACTIVITIES:
Capital contributed by noncontrolling interest	-	18,028
Notes receivable - restricted	281,665	(26,066)
Borrowings on short term notes payable	1,570,660	1,913,987
Payments on short term notes payable	(1,921,644)	(1,911,006)
Borrowings on short term loans - bank	358,001	371,685
Payments on short term loans - bank	(402,259)	(222,104)
Borrowings on short term loan - others	47,797	69,632
Payments on short term loans - others	(53,403)	(72,989)
Borrowings on short term loan - related parties	-	393,833
Payments on short term loans - related parties	(28,712)	(248,119)
Deposits due to sales representatives	(6,348)	(10,455)
Deposits due to sales representatives - related parties	521	711
Borrowings on long-term loans - related party	219,929	-
Payments on long-term loans - related party	(1,700)	(22,940)
Principal payment under capital lease obligation	(1,375)	(218)
Proceed from common stock issued to CEO	7,500	-
Net cash provided by financing activities	70,632	253,979
EFFECTS OF EXCHANGE RATE CHANGE IN CASH	164	1,237
DECREASE IN CASH	(20,326)	(14,500)
CASH, beginning of year	31,967	46,467
CASH, end of year	$11,641	$31,967